                                                                 EXHIBIT 10.23

                       SOFTWARE OEM LICENSE AGREEMENT

     This Software License and OEM Agreement ("Agreement") is entered into this 19th day of May, 1997 (the "Effective Date") by and between Summit Design, Inc., a Delaware corporation with principal offices at 9305 SW Gemini Drive, Beaverton, Oregon 97008 and Test Systems Strategies, Inc., an Oregon corporation (collectively, "SDI"), and Credence Systems Corporation, a Delaware corporation with principal offices at 215 Fourier Avenue, Fremont, California 94539 ("CSC").

                                    RECITALS

     WHEREAS, CSC desires to purchase licenses to certain SDI software products, and SDI desires to sell such licenses to CSC in accordance with the terms of this Agreement; and

     WHEREAS, SDI desires to grant to CSC, and CSC desires to receive from SDI, a non-exclusive license to bundle certain of SDI's products with certain CSC products and to distribute such SDI products, in object code format only, with CSC's products in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:


                                   Section 1
                                  DEFINITIONS

     For purposes of this Agreement the following terms shall have the meanings set forth below:

     1.1 CSC PRODUCTS. "CSC Products" means those CSC automatic test equipment products which are described on SCHEDULE A attached to this Agreement, as it may be amended from time to time by mutual agreement of the parties.

     1.2 SDI DOCUMENTATION. "SDI Documentation" means all written or electronic technical documentation furnished by SDI during the term of this Agreement that relates to the VTB Software.

     1.3 VTB. "VTB Software" means SDI's proprietary software, in machine-readable, compiled object code format only, as more fully described on SCHEDULE B, including any bug fixes, corrections, or other modifications hereinafter furnished to CSC by SDI in connection with the VTB Software, whether requested by CSC pursuant to a Maintenance Agreement between CSC and SDI or initiated by SDI.

     1.4 MAINTENANCE AGREEMENT. "Maintenance Agreement" shall mean the maintenance agreement for maintenance of the VTB Software in the form set forth in SCHEDULE C.

     1.5 END USER LICENSE AGREEMENT. "End User License Agreement" shall mean the end user license agreement for the VTB Software in the form set forth in SCHEDULE E.

                                   Section 2
                        PURCHASE GRANT AND DELIVERABLES

     2.1 VTB SOFTWARE LICENSE PURCHASE. CSC shall purchase licenses to the VTB Software for the prices and in the quantity set forth in SCHEDULE D, in accordance with the terms set forth in SCHEDULE D. Each of such licenses shall be subject to the terms of the End User License Agreement.

     2.2 MAINTENANCE PURCHASE. CSC and SDI shall execute the Maintenance Agreement set forth in SCHEDULE C, as of the date hereof. CSC shall sign an irrevocable purchase order for such Maintenance Agreement for eighteen (18) months of maintenance for an aggregate purchase price of $2,000,000. Payment shall be made upon Closing (as defined in the Asset Purchase Agreement among CSC, SDI and Test Systems, Inc.) ("Closing") by wire transfer to a bank account designated by SDI.

     2.3 DISTRIBUTION LICENSE. Subject to the terms and conditions of this Agreement, SDI hereby grants to CSC and its affiliates, under all of SDI's intellectual property rights in and to the VTB Software, a worldwide, non-exclusive, non-transferable (except as provided in Section 10.2 below) license to use the VTB Software for internal purposes (provided a license for such use has been purchased from SDI) and distribute units of VTB Software purchased hereunder through its normal distribution channels, in machine-readable, compiled object code format only, and only when bundled with CSC Products or sold to customers of CSC who have purchased CSC Products. For each CSC Product sold to a customer, CSC shall only issue one (1) VTB Software license and the VTB Software shall only be distributed to end users who agree to be bound by the terms of the End User License Agreement. Except as expressly provided in
Section 2.4 below, CSC shall have no right to sublicense the rights granted hereunder by SDI, provided that CSC and its affiliates may use subdistributors in their distribution efforts ' CSC agrees that it shall be responsible for the compliance of its affiliates and subdistributors of the relevant terms of this Agreement. CSC shall not distribute or market the VTB Software in any manner except as expressly provided in this Section 2.3. Notwithstanding the foregoing, SDI agrees that it shall not distribute the VTB Software through OEM's which are automatic test equipment vendors to the semiconductor industry prior to January 1, 2000.

     2.4  SUBLICENSING OF VTB SOFTWARE BY CSC.
          2.4.1 RESTRICTIONS. Each unit of VTB Software shall be distributed by CSC with a license in the form set forth on SCHEDULE E.

          2.4.2 INDEMNITY. CSC shall be solely responsible for, and SDI shall have no obligation to honor, any warranties that CSC provides to its customers with respect to the VTB Software that are in addition to, or inconsistent with, the warranties provided by SDI in this Agreement or the End User License Agreement. CSC shall defend any claim against SDI arising in connection with any such warranties to CSC's customers, express, implied, statutory, or otherwise, and shall pay any settlements or damages awarded to SDI that are based on any such warranty.

          2.4.3 INFRINGEMENTS. CSC agrees to use reasonable commercial efforts to enforce violations or infringements under any agreements for the VTB Software with its customers and to inform SDI promptly of any known violation, infringement or breach.

     2.5 DOCUMENTATION. SDI shall provide the SDI Documentation included with each unit of the VTB Software.

     2.6 PROPRIETARY NOTICES. CSC shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any SDI materials provided hereunder.

     2.7 OWNERSHIP. SDI shall retain all right, title and interest, including all intellectual property rights, in and to the VTB Software and SDI Documentation, except as otherwise provided in the Software Development Agreement of even date herewith.

     2.8 REPORTING. CSC shall, within thirty (30) days of the end of each calendar quarter during the term of this Agreement, prepare a report summarizing the number and type of copies of VTB Software distributed during such quarter.

     2.9 AUDIT. CSC shall maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document VTB Software licenses distributed in connection with this Agreement. Such records shall be retained for a period of at least two (2) years after the year to which they pertain.

     2.10 VTB SOFTWARE STEERING COMMITTEE.  SDI and CSC will each appoint two
(2) representatives to a steering committee to coordinate information on the development of the VTB Product in accordance with Section 2.1 of the Software Development Agreement of even date herewith.


                                   Section 3
                                 SDI TRADEMARKS

   CSC acknowledges that the symbols, trademarks and service marks adopted by SDI or its suppliers to identify the VTB Software, as set forth in SCHEDULE F attached to this Agreement (the "Trademarks"), belong to SDI and its suppliers and that CSC shall have no rights in such Trademarks except as expressly set forth herein. All VTB Software distributed by CSC hereunder and all documentation, associated brochures, packaging and advertising shall display the Trademarks in accordance with SDI's reasonable instruction, samples of all materials that may be distributed by CSC displaying the Trademarks shall be submitted to SDI upon SDI's reasonable request, and the Trademarks shall be used only in a form so approved by SDI.


                                   Section 4
                                      TERM

     4.1 INITIAL TERM. This Agreement shall become effective on the Effective Date and shall remain in effect until January 1, 2000. This Agreement may be renewed upon the mutual written agreement of the parties. Each party's remedy for breach of this Agreement shall be an action for damages or injunctive relief; neither party shall be entitled to terminate this Agreement for any reason.

     4.2  SURVIVAL.  The sublicenses granted to end users pursuant to Section
2.4.1 shall survive the expiration of this Agreement pursuant to their terms. Also, provisions of Sections 2.7 (Ownership), 2.10 (Audit), 4 (Term), 5 (Confidentiality), 9 (Limitation of Liability) and 10 (Miscellaneous) shall survive the expiration of this Agreement.

                                   Section 5
                                CONFIDENTIALITY

     5.1 OBLIGATIONS. Each party (the "receiving party") acknowledges and agrees that any business and technical information provided to the receiving party by the other party (the "disclosing party") hereunder constitutes the confidential and proprietary information of the disclosing party, and that the receiving party's protection thereof is essential to this Agreement and a condition to the receiving party's use and possession thereof. The receiving party shall retain in strict confidence and not disclose to any third party (except as authorized by this Agreement) without the disclosing party's express written consent, any and all such information. CSC acknowledges and agrees that the VTB Software is confidential and proprietary information of SDI.

     5.2 EXCEPTIONS. The receiving party shall be relieved of this obligation of confidentiality to the extent any such information:

          (i) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the receiving party;

          (ii) the receiving party can prove was known to the receiving party, without restriction, at the time of disclosure as shown by the files of the receiving party in existence at the time of disclosure;

          (iii) is disclosed by the receiving party with the prior written approval of the disclosing party;

          (iv) the receiving party can prove was independently developed by the receiving party without any use of the disclosing party's confidential information and by employees or other agents of the receiving party who have not had access to any of the disclosing party's confidential information; or

          (v) becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights.

     5.3 SOURCE CODE PROTECTIONS. Unless as otherwise permitted under this Agreement or another written agreement between CSC and SDI, CSC shall not under any circumstances attempt, or knowingly permit others to attempt, to decompile, decipher, disassemble, reverse engineer or otherwise determine the source code for the VTB Software.

     5.4 CONFIDENTIALITY AGREEMENTS. The receiving party, prior to permitting access by any individual to any of the disclosing party's confidential information, shall enter into a confidentiality agreement with each such individual which (i) incorporates the protections and restrictions set forth herein for the disclosing party's confidential information; (ii) provides that the individual's obligations with respect to the disclosing party's confidential information shall continue after termination of the individual's employment, consulting relationship or other relationship with the receiving party; and
(iii) provides that the disclosing party is a direct and intended beneficiary of the agreement and entitled to enforce it directly against the individual.

     5.5 NOTIFICATION OF SECURITY BREACH. The receiving party agrees to notify the disclosing party promptly in the event of any breach of its security under conditions in which it would appear that the trade secrets contained in the VTB Software were prejudiced or exposed to loss. The receiving party shall, upon request of the disclosing party, take all other reasonable steps necessary to recover any compromised trade secrets disclosed to or placed in the possession of the receiving party by virtue of this Agreement. The cost of taking such steps shall be borne solely by the receiving party.

     5.6 INJUNCTIVE RELIEF. Each receiving party acknowledges that any breach of any of its obligations with respect to confidentiality or use of the disclosing party's confidential information hereunder is likely to cause or threaten irreparable harm to the disclosing party, and, accordingly, the receiving party agrees that in the event of such breach the disclosing party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

                                   Section 6
                         REPRESENTATIONS AND WARRANTIES

     6.1 WARRANTY OF TITLE. SDI warrants and represents to CSC that (i) CSC shall acquire good and clear title to the VTB Software, free and clear of all liens and encumbrances, (ii) all materials and services provided hereunder including, without limitation, the VTB Software, are either owned or properly licensed by SDI or are in the public domain and the use thereof by CSC, its representatives, distributors or dealers will not infringe any proprietary rights of any third party; provided, however, that SDI's obligations under
Section 7 shall be CSC's sole remedy for any breach of this warranty; and (iii) SDI has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to CSC in this Agreement.

     6.2 PRODUCT WARRANTY. SDI warrants the VTB Software under the warranty set forth in the End User License Agreement.


                                   Section 7
                                INDEMNIFICATION

     7.1 INDEMNIFICATION BY SDI. SDI agrees to indemnify, defend and hold harmless CSC, its affiliates, and their respective officers, directors, employees, distributors, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including reasonable legal expenses), as incurred, resulting from or arising out of any claims which allege that the VTB Software or the use or sale thereof infringe upon, misappropriate or violate any patents, copyrights, or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; provided that CSC (i) promptly notifies SDI, in writing, of any notice or claim of such alleged infringement or misappropriation involving the VTB Software of which it becomes aware; (ii) permits SDI to control, the defense, settlement, adjustment or compromise of any such claim; (iii) the claim does not result from modification of the VTB Software which modification is not authorized by SDI; and (iv) the claim does not result from the combination of the VTB Software with software or equipment not provided by SDI if the VTB Software alone would not be the subject of the claim. CSC may employ counsel, at its own expense (provided that if such counsel is necessary because SDI does not assume control, SDI will bear such expense), to assist it with respect to any such claim. CSC shall have no authority to settle any claim on behalf of SDI.

     7.2 INJUNCTION. If by reason of such infringement claim, CSC or its customers shall be prevented or are likely to be prevented by legal means from selling or using any VTB Software, or if, in SDI's opinion, such claim is likely to occur, SDI will use its commercially reasonable efforts, at its expense, to: (i) obtain all rights required to permit the sale or use of the VTB Software by CSC; or (ii) modify or replace such VTB Software to make then non-infringing (and extend this indemnity thereof), provided that any such replacement or modified VTB is functionally equivalent to the VTB Software. If SDI is unable to achieve either of the options set forth above within a reasonable period of time after the issuance of the injunction, or reasonably believes that an injunction will issue and that such options cannot be achieved within a reasonable period of time, then neither party will sell or distribute the VTB Software in accordance with the terms of such injunction-or SDI's reasonable instructions. Notwithstanding the foregoing, all payments due from CSC hereunder shall be paid whether or not the VTB Software may be used, sold or distributed by any of the parties under such injunction or instructions of SDI. This Section 7 states SDI's entire obligation with respect to claims that the VTB Software or any rights therein infringe or misappropriate the rights of any third party.


                                   Section 8
                            CSC WAVEBRIDGE PRODUCTS

     CSC agrees to sell CSC Wavebridge products to SDT's customers who have purchased VTB Software from SDI. Upon CSC's approval, subject to SDI executing CSC's standard Sales Representative Agreement, SDI may solicit orders from its VTB Software customers for CSC Wavebridge products, in which case CSC shall pay to SDI a commission of forty percent (40%) of the amount received from CSC under such sale.


                                   Section 9
                            LIMITATION OF LIABILITY

     EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS IN SECTIONS 2.4.2 AND 7, AND THE CONFIDENTIALITY OBLIGATIONS IN SECTION 5, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT OR THE TERMINATION OF THIS AGREEMENT EXCEED THE AMOUNTS PAID BY CSC TO SDI PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.


                                   Section 10
                                 MISCELLANEOUS

     10.1 CONFIDENTIALITY OF AGREEMENT. Both SDI and CSC agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement:

          (i)   as required by any court or other governmental body;

          (ii) as otherwise required by law including SDI's obligations under applicable securities laws;

          (iii) to legal counsel of the parties;

          (iv) in confidence, to accountants, banks, proposed investors, and financing sources and their advisors;

          (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or

          (vi) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

     10.2 ASSIGNMENT. Neither this Agreement nor any rights, licenses or obligations hereunder, may be assigned by either party without the prior written approval of the non-assigning party. Notwithstanding the foregoing, either party may assign this Agreement to a subsidiary or any acquiror of all or of substantially all of such party's may assign this Agreement to any acquiror of all or of substantially all of such party's equity securities, assets or business relating to the subject matter of this Agreement, except to a direct competitor of the other party. As a condition to such purported assignment, the purported assignor shall provide to the other party written confirmation prior to such assignment of such successor's assumption of this Agreement. Any attempted assignment in violation of this Section shall be void and without effect. Subject to the foregoing, this Agreement will benefit and bind the parties' successors and assigns.

     10.3 NOTICES. All notices between the parties shall be in writing and shall be deemed to have been given if personally delivered or sent by certified or registered mail (return receipt) or telecopy to the addresses set forth as follows, or such other address as is provided by notice as set forth herein:

     If to SDI to:    Summit Design, Inc.
                      9305 SW Gemini Drive
                      Beaverton, Oregon 97008
                      Attn.:  Larry J. Gerhard

     with a copy to:  Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attn.:  Steven Bernard

     If to CSC to:    Credence Systems Corporation
                      215 Fourier Avenue Fremont, California 94539
                      Attn.:  Wilmer R. Bottoms

     with a copy to:  Brobeck, Phleger & Harrison LLP
                      2200 Geng Road
                      Palo Alto, California 94303
                      Attn.:  Warren Lazarow

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

     10.4 RELATIONSHIP OF THE PARTIES. The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith. Neither party nor its agents or employees are the representatives of the other party for any purpose and neither party has the power or authority as agent, employee or any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

     10.5 IMPORT AND EXPORT. Upon CSC's request, SDI shall provide all information under its control which is necessary or useful for CSC to obtain any export or import licenses required for CSC to ship or receive VTB Software, including, but not limited to, certificates of origin, (NAFTA, etc.), manufacturer's affidavits, and Buy America qualification, if applicable. This information is to be provided within ten (10) business days of CSC's request.

     10.6 GOVERNING LAW; FORUM SELECTION. This Agreement shall be governed by the laws of the State of California, without reference to its conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts of Santa Clara County, California (or, if there is exclusive federal jurisdiction, the United Stated District Court for the Northern District of California), and the parties consent to the personal and exclusive jurisdiction of these courts.

     10.7 SEVERABILITY. Any term or provision of this Agreement held to be illegal or unenforceable shall, if possible, be interpreted so as to be construed as valid, but in any event the validity or enforceability of the remainder hereof shall not be affected.

     10.8 EXPORT REGULATIONS. CSC understands that SDI is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. CSC warrants that it will comply in all respects with the export and re-export restrictions applicable to the technology and documentation licensed hereunder.

     10.9 WAIVER. The waiver of, or failure to enforce, any breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     10.10 ENTIRE AGREEMENT. This Agreement, along with the Schedules attached hereto which are incorporated herein by reference, sets forth the entire Agreement between the parties and supersedes any and all prior proposals, agreements, and representations between them, whether written or oral. This Agreement may be changed only by mutual agreement of the parties in writing.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the Effective Date.

                 SUMMIT DESIGN, INC.                             CREDENCE SYSTEMS CORPORATION

By:      /s/ Larry J. Gerhard                          By:      /s/ Richard Y. Okumoto
       --------------------------------------                 ------------------------------------------

Name:    Larry J. Gerhard                              Name:    Richard Y. Okumoto
       --------------------------------------                 ------------------------------------------

Title:   President, CEO                                Title:   Executive Vice President & CFO
       --------------------------------------                 ------------------------------------------

Date:    5/19/97                                        Date:    Date: 5/19/97
       --------------------------------------                 ------------------------------------------

                                   SCHEDULE A

                                  CSC PRODUCTS

VISTA/DUO SERIES TESTERS

SC SERIES TESTERS

                                   SCHEDULE B

                                  VTB SOFTWARE

VISUAL TESTBENCH COMPONENTS

Visual Testbench consists of modified Visual HDL for Verilog and VHDL, Visual IF Testbench harness code, Visual HDL simulation interface, various internal TDS routines, WDB input/output routines and Visual Testbench on-line documentation. For customer delivery these source code modules are compiled to a single Visual Testbench binary executable module.

A Testbench is created using the Visual HDL Flow chart editor, Block diagram editor and Waveform/Timing diagram editor. The Testbench is connected to the simulated circuit using the Visual HDL Block Diagram editor and the Visual Testbench Launch editor.

The Testbench harness is compiled with the customer's simulator and design as to stimulate and examine the circuit under investigation. The Testbench harness reads and writes TSSI WDB databases through binary linkable library functions.

The examples include Visual HDL databases and Verilog or VHDL codes sufficient to demonstrate basic and advanced product operation. The examples are operational and will produce legitimate WDB output.

DOCUMENTATION

Visual Testbench documentation consists of a binary file in Framemaker mif format describing theory of operation, external controls, and function call interface of the product. The mif file is interpreted by a view for run time viewing of the test.

                                   SCHEDULE C

                             MAINTENANCE AGREEMENT

This Maintenance Agreement ("Agreement") is entered into between Summit Design, Inc., a Delaware Corporation ("Summit") and Credence Systems Corp. ("CSC") for the products described in the Software OEM License Agreement between Summit and CSC ("the Software"), which is incorporated herein by this reference.

IN CONSIDERATION OF THE MUTUAL COVENANTS SET FORTH HEREIN, THE PARTIES AGREE AS
FOLLOWS:

1.  FEES

During the term of this Agreement and any renewal term thereof, Customer shall pay a maintenance fee for each term ("the Maintenance Feel') as determined by the parties. The Maintenance Fee is due upon the execution of this Agreement, or the expiration of any applicable warranty period for the above-described Software ("Software"), whichever last occurs.

2.  TERM

The term of this Agreement shall be eighteen (18) months. Thereafter, this Agreement can be renewed for successive annual day period immediately prior to the expiration renewal term. After the eighteen months, this by either party upon thirty (30) days' written event of termination by Customer, Summit shall any advance maintenance fees, and any fees due terms within the ninety (90) of the current term or any Agreement may be terminated notice: however, in the not be obligated to refund and payable shall remain due and payable without adjustment for early termination.

3.  CUSTOMER OBLIGATIONS

  To facilitate Summit's performance under this Agreement, Customer shall:

  3.1 Promptly notify Summit in writing or by telephone of the need for maintenance services, the Software License Agreement Number, the Serial Numbers and Release Numbers of the Software, the location of the Software site number, a description of the CPU on which the Software is being used, and the nature of the problem.

  3.2 Cooperate with Summit as reasonably necessary to identify the nature and cause of the problem.

  3.3 Allow Summit access to Customers' hardware, products, systems and information (including confidential information), as may be reasonably necessary to facilitate Summit's identification of the nature, cause and potential remedy of the problem, all subject to Customers' security and safety rules.

4.  SUMMIT'S OBLIGATIONS

  4.1 During the term of the Agreement and any renewal term thereof, Summit shall respond to CSC requirements for telephone technical support and bug fix requests.

5.  SPECIAL TERMS AND CONDITIONS

  5.1 This maintenance agreement does not provide for upgrade releases.

  5.2 This Agreement shall apply to the Software in its standard form, and shall not apply to custom enhancements and modifications. Any requested service on custom enhancements and modifications shall be charged to Customer at Summit Design's standard service rates then in effect.

  5.3 This Agreement shall apply only to the original release of the Software.

  5.4 Although Summit will exert reasonable efforts to provide prompt service, Summit is not liable for damages resulting from delay in the provision of service caused BY circumstances beyond reasonable control.

  5.5 Summit's maintenance obligations under this Agreement do not include; (a) services connected with system reconfiguration or relocation, (b) service resulting from neglect, misuse or accidental damages to the Software, (c) service resulting from modifications or repairs of the Software without Summit's authority, (d) service resulting from the failure of Customer to provide and maintain a suitable installation environment, (e) service resulting from the use of the Software for other than the purposes for which it was designed, (f) the provision of supplies, accessories, or media.

                                   SCHEDULE D

                            LICENSE FEE AND PAYMENT

Per Copy License Fee:
US $***

Payment and Delivery Schedule:

     CSC shall issue to SDI an irrevocable purchase order for *** VTB Software licenses for the amount of $16,000,000 on the Closing. Also on the Closing, CSC shall establish an irrevocable letter of credit with a nationally recognized financial institution reasonably acceptable to SDI, in the amount of $16,000,000 for payment of such *** VTB Software licenses. SDI shall have the right to ship up to the number of licenses corresponding to the maximum payments set forth below and SDI shall receive the payment calculated at $*** per license, drawn from the letter of credit upon each such shipment. If SDI does not ship the permitted maximum during a quarter, the shortfall will be carried forward to the next quarter's maximum amount.

           Year and
           Calendar             Quarterly           Annual
           Quarter               Maximum            Maximum
          ---------             ---------           -------
          1997  Ql
          1997  Q2
          1997  Q3               $   ***
          1997  Q4               $   ***
          1997  Total                               $   ***
          1998  Ql               $   ***
          1998  Q2               $   ***
          1998  Q3               $   ***
          1998  Q4               $   ***
          1998  Total                               $   ***
          1999  Ql               $   ***
          1999  Q2               $   ***
          1999  Q3               $   ***
          1999  Q4               $   ***
          1999  Total                               $   ***

Shipment of VTB Software shall be made by the fifteenth day of the first month for each quarter and payment shall be drawn from the letter of credit on the same day. VTB Software will be shipped to CSC via overnight courier.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE E

                           END USER LICENSE AGREEMENT

This is a legal Agreement between you, the end user, and Summit Design, Inc. By opening this sealed media package and/or by using the Software, you are agreeing to be bound by the terms of this Agreement.

GRANT OF LICENSE. Summit Design, Inc. ("Summit") grants you the right to use one (1) copy of the enclosed Summit software program and accompanying documentation (together with any upgrades supplied by Summit, the "Software") according to the conditions specified below. Usage area to be less than one kilometer in radius and subject to the terms and conditions of this Agreement. All rights not expressly granted herein are reserved by Summit, its suppliers, licensors, or successors.

YOU MAY:
a. Install the Software and its License Manager (FlexLM) on only one computer or workstation;
b. make no more than one (1) copy of the Software in machine readable form, solely for back-up purposes, provided that you reproduce all proprietary notices on the copy; and
c. physically transfer the Software from one computer to another, provided that the Software is used on only one computer at a time, and within a usage area to be less than one kilometer in radius.

YOU MAY NOT:
a.   Use the Software on more than one computer or workstation at a time;
b. modify, translate, reverse engineer, decompile, disassemble, create derivative works based on, or copy (except to create the back-up copy) the Software;
c. rent, lend, transfer, distribute, or grant any rights in the Software in any form to any person without the written consent of Summit;
d.   remove any proprietary notices, labels, or marks from the Software; or
e. operate the Software on networks where two client nodes using Summit products of this type are greater than two (2) kilometers from each other
     (WAN).

UPGRADE PRODUCTS. Any upgrades to the Software may only be used in conjunction with the prior version of the Software.

LIMITED WARRANTY AND DISCLAIMER.  Summit warrants that for a period of ninety
(90) days from the date of sale of the Software to you, the media on which the Software is furnished will, under normal use, be free from defects in materials and workmanship. Summit's entire liability and your exclusive remedy under this warranty (which is subject to you returning the Software to Summit) will be, at Summit's option, to replace the media or to refund the purchase price and terminate this Agreement. Except for these express limited warranties, Summit makes, and you receive, no warranties or conditions, express, implied, statutory, or otherwise, and Summit specifically disclaims any implied warranties of merchantability, noninfringement and fitness for a particular purpose. Summit does not warrant that the Software will meet your requirements or that the operation of the Software will be uninterrupted or error free. You assume the responsibility for the selection of your requirements, software, and hardware to achieve your intended results; for installation; for use; and that the operations of the Software will be uninterrupted or error free. Some States do not allow the exclusion of implied warranties so that the above exclusions may not apply to you. This warranty gives you specific legal rights. You may also have other rights which vary from State to State.

PROPRIETARY RIGHTS. This license is not a sale. Title and copyrights to the Software and accompanying documentation, including the enclosed copies and any copy made by you, remain with Summit or its suppliers, licensors, or successors.

LIMITATION OF LIABILITY. Summit's liability arising out of this Agreement shall not exceed the amounts paid by you to obtain the Software. In no event will Summit be liable for any loss of data, lost opportunity of profits, cost of cover, or special, incidental, consequential, or indirect damages arising from the use of the Software in this Agreement, however caused and on any theory of liability. These limitations will apply even if Summit or an authorized dealer has been advised of the possibility of such damage, and notwithstanding any failure of essential purpose of any limited remedy. You acknowledge that the amount paid for the Software reflects this allocation of risk. Some States do not allow the limitation or exclusion of liability for incidental or consequential damages, so the above limitation or exclusion may not apply to you.

EXPORT RESTRICTIONS. You agree that you will not export or re-export the Software in any form without the appropriate United States and foreign government licenses, and Summit written approval. Your failure to comply with this provision is a material breach of this contract. If you need advice on such export laws and regulations, you should contact the U.S. Department of Commerce, Export Division, Washington, DC 20230, USA, for clarification.

TERMINATION. This Agreement is effective until terminated. You may terminate this Agreement at any time by removing from your system and destroying all copies of the Software and the accompanying documentation. Unauthorized copying of the software or the accompanying documentation or otherwise failing to comply with the terms and conditions of this Agreement will result in automatic termination of this Agreement and will make available to Summit other legal remedies. Upon termination of this Agreement, the license granted herein will terminate and you must immediately destroy the Software and accompanying documentation, and all back-up copies thereof.

U.S. GOVERNMENT USE. The Software and accompanying documentation are deemed to be "commercial computer software" and "commercial computer software documentation," respectively, pursuant to DFAR Section 227.7202 and FAR Section 12.212, as applicable. Any use, modification, reproduction, release, performing, displaying or disclosing of the Software and accompanying documentation by the U. S. Government shall be governed solely by the terms of this Agreement and shall be prohibited except to the extent expressly permitted by the terms of this Agreement.

MISCELLANEOUS. This is the entire Agreement between the parties relating to the subject matter hereof and no waiver or modification of the Agreement shall be valid unless signed by each party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect. This Agreement is governed by the laws of the State of Oregon without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in Multnomah County, Oregon, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts. Should you have any question about this Agreement, or if you desire to contract Summit Design, Inc., please write:
Summit Design, Inc., 9305 S.W. Gemini Drive, Beaverton, Oregon 97008 USA (503-643-9281).

BEFORE OPENING THIS ENVELOPE, carefully read the License Agreement on the reverse side of this envelope. By opening this envelope and/or by using the software contained herein, you are agreeing to be bound by the terms of the License Agreement.

                                   SCHEDULE F

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